Exhibit 99.1

CONSOL Energy Reports First Quarter
Net Income of $79 million, or $0.34 per Diluted Share;
Record Quarterly E&P Production of 71.6 Bcfe;
Multi-Year Sales Secured To Bring Pennsylvania Thermal To
Approximately 40% Committed For 2017-2018;
VA Operations Total Coal Production Costs Fall to $42.31 Per Ton

PITTSBURGH (April 28, 2015) - CONSOL Energy Inc. (NYSE: CNX) reported net income of $79 million for the quarter, or $0.34 per diluted share. This compares to net income of $116 million, or $0.50 per diluted share from the year-earlier quarter, which included a loss from discontinued operations of $6 million.

After adjusting for certain one-time items, which are listed in the EBITDA reconciliation table, the company had adjusted net income1 in the 2015 first quarter of $85 million, or $0.37 per share. Adjusted EBITDA1 from continuing operations was $266 million for the 2015 first quarter, compared to $310 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $228 million, as compared to $336 million in the year-earlier quarter.

CONSOL's E&P Division had another outstanding quarter by achieving record production of 71.6 Bcfe, or an increase of 48% from the 48.4 Bcfe produced in the year-earlier quarter. CONSOL Energy's annual gas production guidance remains at 30% growth for 2015 and 20% for 2016.

Marcellus Shale production volumes in the 2015 first quarter were 36.3 Bcfe, or 75% higher than the 20.7 Bcfe produced in the 2014 first quarter. Marcellus Shale costs were $2.62 per Mcfe in the just-ended quarter, which is a $0.56 per Mcfe improvement from the first quarter of 2014 costs of $3.18 per Mcfe. The company achieved all-in cash costs of only $1.67 per Mcfe in the Marcellus Shale, which continues to be the growth engine of the company.

CONSOL Energy's Utica Shale production volumes in the 2015 first quarter were 9.5 Bcfe, up from 1.2 Bcfe in the year-earlier quarter. Utica Shale costs were $2.48 per Mcfe in the just-ended quarter, which is a substantial improvement from the first quarter 2014. Rapidly increasing volumes continued to contribute to lower unit costs. CONSOL expects its Utica Shale program to expand due to the additional activity currently underway in Greene and Westmoreland counties, Pennsylvania; Monroe County, Ohio; and Marshall County, West Virginia. These dry Utica wells are expected to come online in the second half of the year.

"Throughout the quarter we have continued to refine, and reduce, our 2015 E&P budget, while high-grading our development plan to maximize our rates of return in what continues to be a challenging commodity price environment," commented Nicholas J. DeIuliis, president and CEO. "We continue to focus on areas within our control: driving drilling and completion efficiencies to lower capital and operating costs, working with our service providers to better align terms with current market conditions, and prudently maintaining a strong balance sheet and liquidity position."

CONSOL's Coal Division produced 8.3 million tons in the 2015 first quarter. In the Virginia Operations, CONSOL's premier Buchanan Mine, again, repeated another stellar cost performance. Total costs at Buchanan Mine were $42.31 per ton sold in the just-ended quarter, or a reduction of $24.10 per ton from the year-earlier quarter. CONSOL's thermal coal marketing strategy continues to see success by contracting additional volumes and building a portfolio that targets power plants expected to not only survive, but to also potentially increase their consumption of coal despite a tightening regulatory environment.

1The terms "adjusted pre-tax income," "adjusted net income," and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

“The playbook of yesterday’s coal marketing era of bigger is better, does not necessarily equate to success today, and CONSOL has embraced this changing dynamic by concentrating our footprint and strategically partnering with the power plants that will be around for many years to come," commented Nicholas J. DeIuliis, president and CEO. "Despite the prominence of shale gas growth and increasing gas demand over the years, coal's market share may be declining, but it's not going away. That said, the industry has clearly changed, and it has changed permanently. CONSOL will continue to benefit by strategically partnering with the must-run power plants that will survive and run even harder as they make up capacity that is scheduled to come offline.”

CONSOL remains on-track to execute the previously announced transactions for a thermal coal MLP and MetCo initial public offering (IPO). The company recently filed a registration statement on Form S-1 with the Securities and Exchange Commission for the thermal coal MLP, which will be known as CNX Coal Resources LP ("CNXC"), and CONSOL continues to expect a mid-year 2015 IPO. The company continues to expect the MetCo IPO to occur around early fourth quarter 2015.

The first quarter earnings results included the following pre-tax items related to recent transactions completed by the company:

•	Recorded a $67.7 million loss on debt extinguishment; and

•	Recorded an unrealized gain on commodity derivative instruments of $60.0 million.

CONSOL remains vigilant on reducing costs and has embraced and implemented zero-based budgeting across the company. As a result, over the past two months, CONSOL has reduced approximately $65 million of administrative and overhead costs and nearly $85 million of service costs related to the company's E&P capital, when compared to 2014. CONSOL expects to reduce approximately $80 million of E&P and coal operating costs in 2015 based on the company's most recent forecast, when compared to the company's earlier plan. CONSOL expects these administrative and overhead and E&P and coal operating costs reductions to carry into the future by continuing to focus on zero-based budgeting, and the company expects the full year benefit in 2016 to be greater than 2015.

Pre-tax income for the first quarter was $53 million. Adjusted pre-tax income1 in the first quarter was $61 million. During the quarter, the effective tax rate of negative 47.9% differed from the statutory federal rate of 35% on ordinary income largely due to a benefit  from the percentage depletion deduction related to CONSOL's coal operations.

E&P Division:

E&P First Quarter Summary:
The tables below summarize the quarterly comparison of key metrics for the E&P Division. Production increased by 48% in the just-ended quarter, when compared to the year-earlier quarter. Despite increases to production, total quarterly sales revenue decreased by $12.1 million for the same period due to depressed commodity prices. As a result of decreases to revenue, the E&P Division realized net income of $30.9 million in the first quarter of 2015, compared to net income of $46.9 million in the year earlier quarter.

During the quarter, the E&P Division's capital expenditures of $250.3 million helped the company continue drilling and completion investments to achieve its production growth targets. CONSOL's quarterly capital expenditures were net of $27.9 million of drilling carry from its joint venture partner in the Marcellus Shale and $18.6 million of carry from its joint venture partner in the Utica Shale.

During the quarter, CONSOL narrowed its Marcellus development plan primarily to Greene, Washington and Allegheny counties in Pennsylvania; wet Utica development to Noble County, Ohio; and dry Utica development to Monroe County, Ohio. Operations outside of these areas of focus were initiated prior to the quarter. In the Marcellus Shale, during the first quarter, CONSOL drilled fifteen wells in Greene and Washington counties in Pennsylvania. CONSOL drilled eight wells at the Pittsburgh International Airport in Allegheny County, and completion activity recently commenced. During the quarter, within the Central Pennsylvania sub-region, a two-well delineation pad was drilled and completed in Jefferson County, and the company expects sales to occur early in the second quarter. Eleven wells were completed and twenty wells were turned in line (TIL) in Greene and Washington counties. Included in the twenty TILs in Greene and Washington counties were three Burkett wells and one Rhinestreet well, illustrating one of CONSOL’s many stacked pay opportunities.

Dry Utica development progressed nicely in the first quarter as CONSOL drilled its second and third dry Utica wells in Monroe County, Ohio, with the fourth well underway. The Monroe County, Ohio pad will total four dry Utica wells and one wet Marcellus well. Also, CONSOL is currently drilling a single dry Utica well in Westmoreland County, Pennsylvania, which along with the four Monroe County wells, is scheduled for completion operations in the second quarter. CONSOL expects gas sales from the dry Utica wells in Westmoreland County, Pennsylvania and Monroe County, Ohio, in the third and fourth quarters, respectively. During the second quarter, CONSOL plans to drill a single dry Utica well in Greene County, Pennsylvania. In Marshall County, West Virginia, CONSOL’s joint venture partner drilled a dry Utica well on a seven-well Marcellus pad. This well is scheduled for completion activity in the third quarter and will be TIL late in the quarter, or early fourth quarter, depending on pipeline availability. In Noble County, Ohio, CONSOL drilled and TIL one and four wet Utica wells, respectively, and continues to see excellent results. At the end of the first quarter, CONSOL had zero operated shale wells waiting on pipeline, demonstrating operational efficiency, and the company has twenty-nine wells that are drilled, cased, rig released and waiting on completion activity. The company has plans in place to selectively complete pads with the highest returns to optimize net income.

CONSOL’s non-operated activity included completing seven wells in the highly productive Shirley-Pennsboro field of the West Virginia wet area. Within the area, some pads are being partially completed in order to optimize capital expenditure by aligning production and processing capacities with wells being brought on-line. As commodity prices improve and processing capacities are available, CONSOL expects a steady inventory of drilled wells to draw upon to quickly increase production.

The table below summarizes the quarterly comparison of key metrics for the E&P Division:

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Sales - Gas	$196.5	$265.1	$204.9
Realized Hedging Impact - Gas	30.1	(16.0)	24.2
Sales - Oil	1.1	2.2	2.3
Sales - NGLs	22.2	12.4	30.0
Sales - Condensate	5.2	3.5	13.8
Total Sales Revenue ($ MM)	$255.1	$267.2	$275.2

Net Income ($ MM)	$30.9	$46.9	$36.5
Net Cash Provided By Operating Activities ($ MM)	$177.8	$219.1	$55.7
Total Period Production (Bcfe)	71.6	48.4	70.5
Average Daily Production (MMcfe)	795.7	537.8	766.6
Capital Expenditures ($ MM)	$250.3	$266.0	$251.6

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	March 31, 2015	March 31, 2014	% Increase/(Decrease)	December 31, 2014	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	31.6	19.2	64.6%	31.1	1.6%
Utica Sales Volumes (Bcf)	6.2	0.8	675.0%	4.1	51.2%
CBM Sales Volumes (Bcf)	18.9	19.8	(4.5)%	20.0	(5.5)%
Other Sales Volumes (Bcf)	6.8	6.6	3.0%	6.8	—%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	6.5	1.6	306.3%	6.7	(3.0)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.2	(50.0)%
Condensate Sales Volumes (Bcfe)	1.5	0.3	400.0%	1.6	(6.3)%

TOTAL	71.6	48.4	47.9%	70.5	1.6%

Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

Liquids production of 8.1 Bcfe, as a percentage of the total of 71.6 Bcfe, was approximately 11% in the just-ended quarter.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	March 31, 2015	March 31, 2014	December 31, 2014
Average Sales Price - Gas	$3.10	$5.71	$3.31
Realized Hedging Impact - Gas	$0.48	$(0.34)	$0.39
Average Sales Price - Oil*	$7.97	$15.03	$13.47
Average Sales Price - NGLs*	$3.40	$7.92	$4.50
Average Sales Price - Condensate*	$3.47	$11.72	$8.08

Average Sales Price - Total Company	$3.56	$5.52	$3.90
Costs - Production
Lifting	$0.44	$0.60	$0.46
Ad Valorem, Severance and Other Taxes	0.13	0.21	0.15
DD&A	1.06	1.31	1.12
Total Production Costs	$1.63	$2.12	$1.73
Costs - Gathering
Transportation	$0.72	$0.57	$0.70
Operating Costs	0.38	0.54	0.41
DD&A	0.12	0.16	0.12
Total Gathering Costs	$1.22	$1.27	$1.23

Gas Direct Administrative Selling & Other	$0.20	$0.24	$0.23

Total Costs	$3.05	$3.63	$3.19

Margin	$0.51	$1.89	$0.71

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: Costs − The line item "Gas Direct Administrative, Selling, & Other" excludes general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due to the decline in commodity prices.

The average sales price of $3.56 per Mcfe, when combined with unit costs of $3.05 per Mcfe, resulted in a margin of $0.51 per Mcfe. This was a decrease when compared to the year-earlier quarter even though the improvements in unit cost partially offset the decline in price realizations.

Unit costs were improved in the just-ended quarter, as fixed costs, such as direct administrative, were spread over higher production volumes. Unit costs were also improved, as low-cost Marcellus and Utica Shale production represented a higher proportion of total production.

All-in unit costs in the Marcellus Shale were $2.62 per Mcfe in the just-ended quarter, or a decrease of $0.56 from the $3.18 per Mcfe in the year-earlier quarter. The decrease in unit costs was primarily related to the 75% increase in total Marcellus sales volumes, including liquids, during the just-ended quarter, compared to the year-earlier quarter.

E&P Marketing, Transportation, and Processing Update:
For the first quarter of 2015, CONSOL's average sales price for natural gas, natural gas liquids, oil, and condensate was $3.56 per Mcfe. CONSOL's average price for natural gas was $3.10 per Mcf for the quarter and, including hedging, was $3.58 per Mcf. During the quarter, CONSOL produced NGL, oil, and condensate volumes of 8.1 Bcfe, or 11% of the company's total gas equivalent volumes. These liquids volumes were over four times greater than the year-earlier quarter, which then comprised 4% of the company's total gas equivalent volumes. The average realized price for all liquids for the first quarter of 2015 was $20.95 per barrel.

CONSOL recently entered into an innovative sales agreement with a major utility customer that allows for contractual volumes to be either coal or natural gas depending on which one of CONSOL’s products is more cost-effective for the utility for a given month. This agreement is an example of how CONSOL is using the strength of its coal and natural gas assets to provide unique value to its customers.

The company currently has a total of 1.1 Bcf per day of available firm transportation capacity. This is composed of 0.8 Bcf per day of firm capacity on existing pipelines and an additional 0.3 Bcf per day of long-term firm sales with major customers that have their own firm capacity. Additionally, CONSOL has contracted volumes of approximately 0.6 Bcf per day on several pipeline projects that will be completed over the next several years. Even with the future expiration of certain transportation contracts, this will increase the company’s effective firm transportation capacity to approximately 1.7 Bcf per day. The average demand cost for the existing firm capacity is approximately $0.28 per MMBtu. The average demand cost for the existing and committed firm capacity is approximately $0.33 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio to support the projected volumes from its wet production areas. The company has agreements in place to support the processing of approximately 0.3 Bcf per day of gross natural gas volumes growing to approximately 0.4 Bcf per day in the next twelve months.

Coal Division Results:

Coal Division First Quarter Summary:
During the first quarter, CONSOL's Coal Division produced 8.3 million tons, which was in-line with previous quarter's guidance of 8.0 - 8.5 million tons.

Total coal division unit costs were improved $1.80 per ton in the first quarter 2015, compared to the same quarter 2014. The Bailey Mine produced 2.9 million tons in the first quarter, compared to 3.1 million tons produced in the year-earlier quarter. The Enlow Fork Mine produced 2.6 million tons in the first quarter, compared to 3.1 million tons produced in the year-earlier quarter.  The Harvey Mine produced 1.0 million tons in the first quarter, compared to 0.2 million tons produced in the year-earlier quarter. Challenging geological conditions, lower recovery rates, and lower tonnage at the Enlow Fork and Harvey mines contributed to higher costs in the quarter for the Pennsylvania Operations of $42.73 per ton, when compared to $40.29 per ton in the year-earlier quarter. CONSOL expects second quarter 2015 total unit costs to be modestly higher due to continuing geological challenges, as well as scheduled longwall moves, which result in lower forecasted tons. However, CONSOL expects the geological conditions to improve in the second half of the year as the company mines through these areas and moves into longwall panels with less challenges, which should result in costs improving.

The Buchanan Mine continued to operate on a reduced schedule of two shifts per day and produced 1.2 million tons during the first quarter, compared to 1.1 million tons produced in the year-earlier quarter. The reduced schedule allowed the Virginia Operations to optimize its cost structure, which is reflected in much lower all-in unit costs during the first quarter 2015 of $42.31 per ton, compared to $66.41 per ton in the year-earlier quarter. Better utilization from previously completed efficiency projects, which reduce travel time to the face of the longwall, are continuing to help improve unit costs. The Buchanan Mine is able to quickly ramp up to the full production capacity rate of 5.2 million tons per year when market conditions warrant. CONSOL expects Virginia Operations total unit costs to increase to the low $50 per ton range due to lower forecasted quarterly tons for the remainder of the year, compared to the first quarter, and the company planning to bring back a development section to the mine late in the second quarter, or early third quarter.

The Miller Creek complex produced 0.6 million tons for the first quarter, which is in-line when compared to the year-earlier quarter.

During the quarter, CONSOL's active coal operations generated $191 million of cash before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	VA Ops	VA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2015	2014	2015	2014	2015	2014

Beginning Inventory (millions of tons)	0.2	0.3	0.1	0.2	0.1	0.1
Coal Production (millions of tons)	6.5	6.4	1.2	1.1	0.6	0.6
Ending Inventory (millions of tons)	0.2	0.3	0.1	0.2	0.2	0.1
Sales - Company Produced (millions of tons)	6.5	6.4	1.2	1.1	0.5	0.5

Sales Per Ton	$58.82	$64.66	$67.47	$76.80	$61.54	$62.90

Total Operating Costs Per Ton	$33.08	$31.20	$30.37	$51.77	$45.19	$49.22
Direct Administration and Selling	0.98	1.16	0.93	1.50	0.88	1.23
Royalty/Production Taxes Per Ton	2.18	2.85	3.92	4.57	5.14	5.38
DD&A Per Ton	6.49	5.08	7.09	8.57	2.95	3.46
Total Production Costs	$42.73	$40.29	$42.31	$66.41	$54.16	$59.29

Average Margin Per Ton Sold	$16.09	$24.37	$25.16	$10.39	$7.38	$3.61
Addback: DD&A Per Ton	$6.49	$5.08	$7.09	$8.57	$2.95	$3.46
Average Margin Per Ton, before DD&A	$22.58	$29.45	$32.25	$18.96	$10.33	$7.07
Cash Flow before Cap. Ex and DD&A ($MM)	$147	$188	$39	$21	$5	$4

PA Ops includes Bailey, Enlow Fork, and Harvey mines. VA Ops includes the Buchanan Mine. Other includes the Miller Creek Complex. Sales and production tons exclude CONSOL Energy's portion from equity affiliates. Total Operating Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses, gas well plugging costs, subsidence costs, permitting and compliance, asset retirement obligations and charges for pension, retiree medical and other employee related long-term liabilities. Direct Administration and Selling Per Ton include items such as labor and benefits, marketing, and consulting. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the PA Ops, VA Ops, and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal Marketing Update:
Pennsylvania Operations:
CONSOL’s Pennsylvania Operations had a strong first quarter for production, shipments, and tons sold. While demand and pricing in spot markets remain challenged, CONSOL’s low cost operations allow the company to not only participate in these short-term markets at positive margins, but to also expand its customer base. Internationally, new customers continue to test CONSOL coal, and domestically, the company is steadily building a portfolio with targeted power plants that CONSOL expects, will not only endure in future energy markets, but also have the potential to increase their consumption of coal.

During the quarter, CONSOL sold 6.5 million tons of coal to 39 different end users. CONSOL’s customers continue to demonstrate a steady demand for coal through term contracts that vary in length. During the quarter, CONSOL contracted for 1.9 million additional tons for 2015, bringing the total firm and priced contracted position to 22.6 million tons, or 88% of estimated sales volumes based on the midpoint of guidance. For 2016, CONSOL contracted for 1.1 million additional tons, bringing the total firm and priced contracted position to 12.9 million tons, or 50% (and sold position to 14.4 million tons, or 56%) of expected sales volumes based on the midpoint of guidance. For 2017 and 2018 combined, CONSOL’s committed position is averaged at approximately 40% of expected sales volumes.

Virginia Operations:
The Buchanan Mine continues to demonstrate industry leading cost performance that allows the operations to maintain positive margins in today’s metallurgical coal markets and expand its portfolio of customers. This positions the mine to be the best suited domestic metallurgical coal production facility to take advantage of markets when they rebound.

In the first quarter, CONSOL sold 1.2 million tons of its Buchanan low-vol coal, which included a new sales opportunity to a significant metallurgical coal end user in China. The new opportunity in China, combined with existing business from traditional customers, has enabled CONSOL to exceed its production forecast at the Buchanan Mine in the first quarter. During the quarter, CONSOL contracted for 0.7 million additional tons for 2015 and expects continued demand for Buchanan coal throughout the year. CONSOL expects to ship approximately 75% of Buchanan’s production to customers in the US and Atlantic Basin in 2015.

Other:
In the first quarter, CONSOL sold 0.5 million tons of Miller Creek coal, which is flat compared to the year-earlier quarter. CONSOL's total firm and priced contracted position for 2015 and for 2016 remains the same at 1.9 million tons for 2015, or 93% of estimated sales volumes based on the midpoint of guidance, and 0.9 million tons for 2016, or 41% (and sold position to 1.9 million tons, or 90%) of estimated sales volumes based on the midpoint of guidance.

CONSOL also continues to benefit from its Western Allegheny Energy joint venture, as well as working closely with our marketing partner to explore global opportunities for new coal customers.

Additionally, CONSOL’s wholly owned Baltimore Terminal had a strong quarter by shipping 3.5 million net tons, which also included third party tons.

E&P Division Guidance:
Second quarter 2015 gas production, net to CONSOL, is expected to be approximately 71 – 75 Bcfe, while annual 2015 production guidance remains between 300 – 310 Bcfe, or 30% growth compared to 2014 total production. CONSOL expects 2015 production to be more back-end weighted throughout the year due to the turn in-line schedule. CONSOL Energy continues to expect 2016 annual gas production to grow by 20%.

Total hedged natural gas production in the 2015 second quarter is 30.2 Bcf, at an average price of $4.05 per Mcf. The annual gas hedge position for two years is shown in the table below:

E&P DIVISION GUIDANCE

	2015	2016
Total Yearly Production (Bcfe) / % growth	300-310	+20%
Volumes Hedged (Bcf), as of 4/09/15	121.2*	110.9
Average Hedge Price ($/Mcf)	$4.05	$3.97
* Includes first quarter 2015 actual settlements of 29.9 Bcf.

The hedged gas volumes shown in the previous table include the following NYMEX hedges that have basis hedged as well.

NYMEX PLUS BASIS HEDGES

	2015	2016
Columbia (TCO)
Volume (Bcf)	49.6	76.2
Average Hedge Price ($/Mcf)	$3.84	$3.69
Texas Eastern (TETCO)
Volume (Bcf)	3.5	-
Average Hedge Price ($/Mcf)	$3.93	-

Coal Division Guidance:
In the second quarter of 2015, Pennsylvania Operations sales guidance is lower due to a number of planned non-productive days resulting from longwall moves and miner vacation days. Also, Virginia Operations sales guidance is slightly lower due to scheduled shaft repair work.

COAL DIVISION GUIDANCE

	Q2 2015	2015	2016
Est. Total Coal Sales	7.1 - 7.7	30.5 - 33.0	30.5 - 33.0
Tonnage: Firm	6.7	26.8	14.5
Price: Sold (firm)	$59.86	$61.07	$61.22
Est. PA Operations Sales	5.8 - 6.1	24.9 - 26.6	24.9 - 26.6
Tonnage: Firm	5.6	22.6	12.9
Est. VA Operations Sales	0.9 - 1.1	3.7 - 4.2	3.7 - 4.2
Tonnage: Firm	0.6	2.3	0.8
Est. Other Sales	0.4 - 0.5	1.9 - 2.2	1.9 - 2.2
Tonnage: Firm	0.5	1.9	0.8

Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and for purposes of this table, includes a price forecast when the contracted price is based on power prices received by the customer. Firm tonnage excludes collared tons and tons that are sold but not yet priced. There are no collared tons in 2015. Collared tons in 2016 are 0.9 million tons, with a ceiling of $61.46 per ton and a floor of $57.54 per ton. Not included in the table are the tons from Western Allegheny Energy (WAE). WAE has 0.1 million tons for Q2 2015, and 0.5 million tons and 0.5 million tons for all of 2015, and 2016, respectively.

Liquidity and Credit Ratings:
As of March 31, 2015, CONSOL Energy had $1.6 billion in total liquidity, which is comprised of $5.3 million of cash, $1.0 billion available to be borrowed under its $2.0 billion bank facility, and a $600 million term loan commitment. CONSOL's credit facility had borrowings of $760.5 million and outstanding letters of credit were $214.6 million. CONSOL maintained a strong total liquidity position by obtaining a $600 million term loan commitment as a backstop for the company’s credit facility, which will terminate upon the successful completion of the thermal coal MLP IPO.

CONSOL remains on-track to keep its year-end 2015 leverage ratio flat, when compared to year-end 2014. The Debt-to-Adjusted EBITDA leverage ratio, less cash on hand, was 3.2x as of March 31, 2015, compared to 2.9x at December 31, 2014.

During the quarter, CONSOL Energy issued $500 million of 8% senior unsecured notes due in 2023, less $7 million of unamortized bond discount, and tendered for $937.8 million of 8.25% senior unsecured notes due in 2020 and $229.2 million of 6.375% senior unsecured notes due in 2021. An additional $2.5 million of the 2020 notes and $0.2 million of the 2021 notes were tendered in April as part of the final tender offers and consent solicitations that commenced March 9, 2015. These debt capital market transactions, along with borrowings on our credit facility, reduce CONSOL's annual interest expense by $37 million, modernize the covenant package, extend our significant long-term debt maturities by three years, and enable the company to optimize the allocation of our indebtedness across CONSOL.

In conjunction with the notes offering, Moody’s Investors Service upgraded CONSOL Energy’s rating outlook to stable from negative and affirmed our corporate family rating of Ba3. Standard & Poor’s Ratings Services affirmed CONSOL’s stable outlook and corporate credit rating of BB.
About
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2014, CONSOL Energy reported 6.8 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31
	2015	2014
Net Income	$79,030	$116,003

Less: Net Loss Attributable to Discontinued Operations, net of tax	—	5,687
Add: Interest Expense	55,122	50,931
Less: Interest Income	(1,143)	(624)
Add: Income Taxes	(25,603)	8,489
Earnings Before Interest & Taxes (EBIT)	107,406	180,486

Add: Depreciation, Depletion & Amortization	150,594	129,116

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	258,000	309,602

Adjustments:
Loss on Debt Extinguishment	67,734	—
Unrealized Gain on Commodity Derivative Instruments	(60,004)	—
Total Pre-tax Adjustments	7,730	—

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA) from Continuing Operations	$265,730	$309,602

Note: Income tax effect of Total Pre-tax Adjustments was $1,778 and ($0) for the three months ended March 31, 2015 and March 31, 2014, respectively. Adjusted net income for the three months ended March 31, 2015 is calculated as GAAP net income of $79,030 plus total pre-tax adjustments of $7,730, less the tax effect of $1,778 equals $84,982.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; foreign currency fluctuations affecting the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal ; the risks inherent in gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining operations; obtaining and renewing governmental permits and approvals for our natural gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Exchange Act; increased exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas and oil reserves, which if not replaced, will cause our gas and oil reserves and production to decline; acquisitions that we recently completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds; the terms of our existing joint ventures restrict flexibility, actions taken by the other party in our gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures; risks associated with our debt; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; we may not be able to consummate an initial public offering of CNXC owning certain of our thermal coal assets or an initial public offering of the subsidiary owning certain of our metallurgical coal assets (Metco); and other factors discussed in the 2014 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the common units of CNXC has been filed with the Securities and Exchange Commission but has not yet become effective. The common units of CNXC may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNXC.

A registration statement relating to the securities of Metco that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Metco.

Contacts:
Investor: Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Income:	2015	2014
Natural Gas, NGLs and Oil Sales	$254,580	$266,298
Unrealized Gain on Commodity Derivative Instruments	60,004	—
Coal Sales	496,666	534,681
Other Outside Sales	13,130	69,287
Gas Royalty Interests and Purchased Gas Sales	18,456	30,219
Freight-Outside Coal	6,525	9,945
Miscellaneous Other Income	38,066	55,054
Gain on Sale of Assets	2,165	3,669
Total Revenue and Other Income	889,592	969,153
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	31,612	29,243
Transportation, Gathering and Compression	78,744	53,782
Production, Ad Valorem, and Other Fees	9,192	10,187
Direct Administrative and Selling	14,667	11,653
Depreciation, Depletion and Amortization	85,104	71,729
Exploration and Production Related Other Costs	2,040	3,099
Production Royalty Interests and Purchased Gas Costs	16,127	26,096
Other Corporate Expenses	19,096	26,164
General and Administrative	15,142	17,364
Total Exploration and Production Costs	271,724	249,317
Coal Costs
Operating and Other Costs	311,583	333,810
Royalties and Production Taxes	22,317	26,488
Direct Administrative and Selling	8,983	11,542
Depreciation, Depletion and Amortization	65,483	56,866
Freight Expense	6,525	9,945
General and Administrative Costs	7,408	12,709
Other Corporate Expenses	8,895	19,295
Total Coal Costs	431,194	470,655
Other Costs
Miscellaneous Operating Expense	10,384	67,340
General and Administrative Costs	—	210
Depreciation, Depletion and Amortization	7	521
Loss on Debt Extinguishment	67,734	—
Interest Expense	55,122	50,931
Total Other Costs	133,247	119,002
Total Costs And Expenses	836,165	838,974
Earnings Before Income Tax	53,427	130,179
Income Taxes	(25,603)	8,489
Income From Continuing Operations	79,030	121,690
Loss From Discontinued Operations, net	—	(5,687)
Net Income	$79,030	$116,003

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Earnings Per Share	2015	2014
Basic
Income from Continuing Operations	$0.34	$0.53
Loss from Discontinued Operations	—	(0.02)
Total Basic Earnings Per Share	$0.34	$0.51
Dilutive
Income from Continuing Operations	$0.34	$0.53
Loss from Discontinued Operations	—	(0.03)
Total Dilutive Earnings Per Share	$0.34	$0.50

Dividends Paid Per Share	$0.0625	$0.0625

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2015	2014
Net Income	$79,030	$116,003
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $90, ($2,985))	(149)	5,119
Net Decrease in the Value of Cash Flow Hedges (Net of tax: $0, $30,856)	—	(46,965)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $11,213, ($10,951))	(19,314)	16,313

Other Comprehensive Loss	(19,463)	(25,533)

Comprehensive Income	$59,567	$90,470

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$5,318	$176,989
Accounts and Notes Receivable:
Trade	226,991	259,817
Other Receivables	263,490	347,146
Accounts Receivable - Securitized	32,669	—
Inventories	105,244	101,873
Deferred Income Taxes	74,725	66,569
Recoverable Income Taxes	20,566	20,401
Prepaid Expenses	203,711	193,555
Total Current Assets	932,714	1,166,350
Property, Plant and Equipment:
Property, Plant and Equipment	15,014,326	14,674,777
Less—Accumulated Depreciation, Depletion and Amortization	4,647,745	4,512,305
Total Property, Plant and Equipment—Net	10,366,581	10,162,472
Other Assets:
Investment in Affiliates	192,273	152,958
Other	289,828	277,750
Total Other Assets	482,101	430,708
TOTAL ASSETS	$11,781,396	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$532,388	$531,973
Current Portion of Long-Term Debt	13,242	13,016
Short-Term Notes Payable	760,500	—
Borrowings Under Securitization Facility	32,669	—
Other Accrued Liabilities	569,185	602,972
Total Current Liabilities	1,907,984	1,147,961
Long-Term Debt:
Long-Term Debt	2,561,681	3,236,422
Capital Lease Obligations	38,854	39,456
Total Long-Term Debt	2,600,535	3,275,878
Deferred Credits and Other Liabilities:
Deferred Income Taxes	304,303	325,592
Postretirement Benefits Other Than Pensions	696,327	703,680
Pneumoconiosis Benefits	117,608	116,941
Mine Closing	305,906	306,789
Gas Well Closing	178,680	175,369
Workers’ Compensation	74,725	75,947
Salary Retirement	107,637	109,956
Reclamation	33,394	33,788
Other	156,570	158,171
Total Deferred Credits and Other Liabilities	1,975,150	2,006,233
TOTAL LIABILITIES	6,483,669	6,430,072
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 228,680,338 Issued and Outstanding at March 31, 2015; 230,265,463 Issued and Outstanding at December 31, 2014	2,291	2,306
Capital in Excess of Par Value	2,412,587	2,424,102
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	3,053,412	3,054,150
Accumulated Other Comprehensive Loss	(170,563)	(151,100)
Total CONSOL Energy Inc. Stockholders’ Equity	5,297,727	5,329,458
TOTAL LIABILITIES AND EQUITY	$11,781,396	$11,759,530

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2014	$2,306	$2,424,102	$3,054,150	$(151,100)	$5,329,458
(Unaudited)
Net Income	—	—	79,030	—	79,030
Other Comprehensive Loss	—	—	—	(19,463)	(19,463)
Comprehensive Income (Loss)	—	—	79,030	(19,463)	59,567
Issuance of Common Stock	7	1,729	—	—	1,736
Retirement of Common Stock (2,213,100 shares)	(22)	(17,683)	(53,969)	—	(71,674)
Treasury Stock Activity	—	—	(11,399)	—	(11,399)
Tax Cost From Stock-Based Compensation	—	(3,042)	—	—	(3,042)
Amortization of Stock-Based Compensation Awards	—	7,481	—	—	7,481
Dividends ($0.0625 per share)	—	—	(14,400)	—	(14,400)
Balance at March 31, 2015	$2,291	$2,412,587	$3,053,412	$(170,563)	$5,297,727

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Operating Activities:	2015	2014
Net Income	$79,030	$116,003
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net Loss from Discontinued Operations	—	5,687
Depreciation, Depletion and Amortization	150,594	129,116
Stock-Based Compensation	7,481	15,892
Gain on Sale of Assets	(2,165)	(3,669)
Loss on Debt Extinguishment	67,734	—
Unrealized Gain on Commodity Derivative Instruments	(60,004)	—
Deferred Income Taxes	(21,200)	8,149
Equity in Earnings of Affiliates	(11,323)	(7,450)
Changes in Operating Assets:
Accounts and Notes Receivable	26,523	(22,231)
Inventories	(3,371)	1,729
Prepaid Expenses	38,476	15,493
Changes in Other Assets	6,966	354
Changes in Operating Liabilities:
Accounts Payable	(17,720)	16,595
Accrued Interest	42,719	51,233
Other Operating Liabilities	(68,711)	18,260
Changes in Other Liabilities	(10,305)	3,655
Other	3,646	1,125
Net Cash Provided by Continuing Operations	228,370	349,941
Net Cash Used in Discontinued Operating Activities	—	(13,839)
Net Cash Provided by Operating Activities	228,370	336,102
Cash Flows from Investing Activities:
Capital Expenditures	(294,019)	(451,009)
Proceeds from Sales of Assets	2,108	125,528
Net Investments In Equity Affiliates	(27,992)	(10,000)
Net Cash Used in Investing Activities	(319,903)	(335,481)
Cash Flows from Financing Activities:
Proceeds from Short-Term Borrowings	760,500	—
Payments on Miscellaneous Borrowings	(2,478)	(4,670)
Payments on Long Term Notes, including Redemption Premium	(1,261,009)	—
Proceeds from Securitization Facility	32,669	—
Proceeds from Issuance of Long-Term Notes	492,760	—
Tax Benefit from Stock-Based Compensation	15	92
Dividends Paid	(14,400)	(14,351)
Issuance of Common Stock	1,736	4,976
Treasury Stock Activity	—	(1)
Purchases of Treasury Stock	(71,674)	—
Debt Issuance and Financing Fees	(18,257)	—
Net Cash Used in Financing Activities	(80,138)	(13,954)
Net Decrease in Cash and Cash Equivalents	(171,671)	(13,333)
Cash and Cash Equivalents at Beginning of Period	176,989	327,420
Cash and Cash Equivalents at End of Period	$5,318	$314,087